Exhibit 99.1

Delek Logistics’ announces FID on Acid Gas Injection “AGI” at the Libby Gas Complex, Incremental Crude Acreage Dedication and a Bolt-on Water Acquisition

BRENTWOOD, Tenn., December 12, 2024 — Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics” or “DKL”) announced the development of permitted acid gas injection “AGI” capabilities at its under-construction Libby 2 gas processing plant.

“We are committed to executing our strategy of being the preferred oil, gas and water midstream services provider in the Permian Basin. Delek Logistics continues to provide the best combination of yield and growth in the midstream sector. We are determined to showcase the value DKL has created in the Permian Basin and are confident that our strategy will continue to yield benefits for the stakeholders of Delek Logistics. The announcements today are a testament to the high-quality growth opportunities we are seeing in and around our existing assets. Pro-forma for the announcements DKL will be approaching greater than 70% of its EBITDA coming from third-party sources. DKL’s current liquidity of over $700 million allows DKL to pursue these opportunities without the need for incremental external capital while prudently managing our leverage and distribution coverage,” said Avigal Soreq, President at Delek Logistics.

Delek Logistics continues to enhance its “full suite” strategy with the addition of AGI capabilities at the Libby 2 gas processing plant, positioning DKL as a leading logistics provider in the Northern Delaware Basin. The sour natural gas treating and acid gas injection capability is enabled by our two existing AGI well permits and amine unit currently under construction. Drilling activity in this area has generally been restricted due to the lack of sour natural gas treating and acid gas injection capacity as well as the lengthy permitting process for AGI wells. This project will allow our new and existing customers to fully access all six benches of the Delaware Basin without the liability of hydrogen sulfide and carbon dioxide. This expansion not only lays the groundwork for further Libby complex expansion but also adds significant standalone economic value to the original project lowering the overall build multiple. We expect to have the AGI capabilities in the second half of 2025.

Additionally, DKL announced the acquisition of Gravity Water Midstream for a total consideration of $285 million (comprised of $200 million in cash and $85 million in DKL units). The acquisition is synergistic to DKL’s recent acquisition of H2O Midstream and supplements DKL’s integrated crude and produced water gathering and disposal offering in the Midland Basin. The company is being acquired at an EBITDA multiple below 5.5x excluding synergies and is immediately accretive to DKL’s free cash flow, EBITDA and leverage. The acquisition also presents substantial synergy opportunities reinforcing DKL’s commitment to driving long-term value for its customers in the Midland Basin. DKL expects the transaction to close in 1Q’2025.

DKL also secured an additional ~34,000 acreage dedication incremental to the previously announced ~50,000 acreage dedication in the Midland Basin. The additional acreage dedication improves the overall economics and opens the possibility of a cross commodity offering in the future. This takes total acreage dedication to DKL in the Midland Basin to ~400,000 acres. This acreage dedication is supported by DKL’s Delek Permian Gathering System (DPG) located in West Texas.

About Delek Logistics Partners, LP

Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, including both the Midland and the Delaware Basins, and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline, transportation, and other services for its customers in crude oil, intermediates, refined products, natural gas, storage, wholesale marketing, terminalling water disposal and recycling. Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) owns the general partner interest as well as a majority limited partner interest in Delek Logistics and is also a significant customer.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that important factors may affect these forward-looking statements, as described in Delek US’s and Delek Logistics’ filings with the SEC, including risks disclosed in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, after the date hereof, except as required by applicable law or regulation.

Investor Relations and Media/Public Affairs Contact:

investor.relations@delekus.com